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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it has entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.  Set forth below is a transcript of the Company’s earnings conference call held at 11:00 am Eastern time on November 2, 2006.

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Operator

Good morning, and welcome to Trammell Crow Company’s third-quarter 2006 financial results conference call. All participants will be able to listen only until the question-and-answer session of the call. This conference is being recorded. If you have any objections, you may disconnect at this time.

I would like to introduce Ms. Barbara Bower of Trammell Crow Company. Ms. Bower, you may begin.

 Barbara Bower — Trammell Crow Company - SVP & Director, IR

 Good morning, everyone, and thank you for joining us for Trammell Crow Company’s third-quarter 2006 earnings release conference call. This morning, we issued a press release announcing our results. The release is posted on our website at TrammellCrow.com, or you may call 214-863-4254, for a faxed copy. This call is being webcast live. It will be archived and available through November 9th. The replay may be accessed from the Investor Relations section of our website.

In just a moment the Company’s management will provide commentary on its earnings, and then we will open up the line for Q&A. First I would like to remind you that comments made during this call may include certain forward-looking statements, including statements regarding the pending transaction with CB Richard Ellis. Actual results and the timing of certain events could differ materially from those projected and/or contemplated by the forward-looking statements, due to a number of factors, including those set forth in the Company’s Form 10-K as filed with the Securities and Exchange Commission and the Company’s 8-K announcing the transaction with CB Richard Ellis.

I would like to make one comment before we begin with our remarks on the third quarter. We know there are many questions about our transaction with CBRE, and we’re excited to talk about what it means for our shareholders, our customers and our employees. However, we’re going to decline to respond to questions about the process that was followed by our Board or management in coming to our agreement with CBRE, the reasons we have entered into the definitive agreement, or the events leading up to the definitive agreement. All of these matters are required to be described in the proxy statement we plan on filing in the next couple of business days, and we do not want to discuss these matters when that document has not yet been made publicly available.

That document will contain a full discussion of such matters, and we believe it will speak for itself.

With that, I will turn things over to Bob Sulentic, our Chairman and CEO.

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 Thank you, Barbara. Good morning, everyone, and thanks for joining us. With me here today from our management team are Derek McClain, our Chief Financial Officer; Arlin Gaffner, our Chief Accounting Officer; Mike Lafitte, President of our Global Services business; Chris Roth, President of Eastern operations for our Development and Investment business; and Chris Kirk, our General Counsel.

Obviously, we have some big news this week, and I’m going to comment on that a little bit more. But we’re going to follow our regular pattern. Derek will talk about the financial results, Mike will give us an overview of the Global Services results, and Chris will talk about the Development and Investment results. Then I will come back and talk to you a little bit about my overview of how I think things went for the quarter and about the pending transaction with CB Richard Ellis, which I will tell you all of us are very, very excited about. I’ll give you a little bit more on that in a minute.

Derek McClain — Trammell Crow Company - CFO

 This morning, we reported earnings per share for the third quarter of $0.43, up from $0.40 we reported for the third quarter of 2005. That puts us year to date at $0.77 versus $0.68 for the first nine months of last year with the Development and Investment segment’s contribution to our 2006 earnings and earnings growth still ahead of us in the fourth quarter.

As we noted in our release, last year’s third quarter was one of exceptional growth over its prior-year comp, having posted an increase of 167% in EPS from $0.15 in the third quarter of 2004 to $0.40 in the third quarter of 2005. I think that needs to be borne in mind, when thinking about some of these quarterly comparisons.

Consolidated revenues were up 13% for this year’s third quarter, and up 16% for the year to date. As we noted in our release, we have this quarter changed the presentation of gains on sale of real estate in our income statement. They are no longer included within revenues but are shown separately as another non-revenue component of operating income.

Prior periods shown for purposes of comparison will also be adjusted to this same presentation. Those changes have no impact on operating income, income from continuing operations, net income or EPS. The only changes are to revenues.

As expected, Global Services drove our third-quarter growth. Global Services revenue growth was in turn driven by revenues from user customers; they were up 19% for the quarter, and they are up 22% year to date. Those user services revenue gains are, of course, in large part attributable to the continued strength of our outsourcing business, reflecting customer wins and expansions.

Investor brokerage was down slightly this quarter, down 3%. Together with user brokerage revenues in our Corporate Advisory Services line, total brokerage revenues were up 8% for the quarter. Last year’s exceptionally strong third quarter saw a 41% increase in total brokerage revenues from the third quarter of ‘04 in a year that saw total brokerage revenues increase 26% from the prior year. With brokerage revenues up 8% on last year’s third quarter and 24% still year to date, we feel good about where we are in this business.

Total expenses were up 12.5% for the third quarter versus the third quarter of ‘05. The rate of growth of G&A, which has gotten some attention internally after growing over 20% in each of the year’s first two quarters, has pulled back to a 10% increase with increases in reimbursed G&A accounting for the majority of that.

Interest expense is up significantly as we have got more dollars borrowed under our line of credit to support increased investment in real estate. Income from subsidiaries is up nicely, with Savills’ increased contribution. Income from discontinued operations is down substantially this quarter as we actually had some real estate gains this quarter that we could book as gains instead of discontinued operations. From the bottom line, net income was up 9.3%.

Our Development and Investment segment’s pretax income for the quarter was down slightly from the prior year; but, as we indicated at the end of the second quarter, we expect this year’s earnings contribution in this business to be made in the fourth quarter. We expect the fourth quarter to include lots of harvesting activity, and continue to believe that this segment will contribute materially to this year’s profit growth.

As noted in our release, development and investment activity continues to ramp. We have been tracking in-process and pipeline development and investment inventory since we went public, and this quarter’s figures with in-process at $5.3 billion and total in-process and pipeline at $8 billion, are both records for us. This reflects not only a lot of market opportunity but traction with our initiatives and capital programs.

Borrowings under our line of credit were up to $140 million at quarter end; but, as noted in our release, those borrowings were reduced to $104 million by the end of October, and we expect further significant reduction in line borrowings through the end of the year to be made from fourth-quarter cash flow.

At this point we’re focused on closing our transaction with CB Richard Ellis. Having entered into an agreement for the sale of the Company with a closing expected late this year or early next, we’re declining to provide any specific earnings guidance from this point forward, although we have given the directional statement with regard to the Development and Investment business in order to give some comfort on that score. Bob.

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 Mike, why don’t you take us through Global Services.

 Mike Lafitte — Trammell Crow Company - President, Global Services

 I am pleased to report on the performance of the Global Services segment of Trammell Crow Company for the third quarter and first nine months of 2006.

Looking at our year-to-date results, Global Services revenues were up 15% year to date compared against 2005. Net income before tax was up 33% to $47.5 million for the year-to-date comparison, and our Global Services EBITDA numbers were up 34% to $56.6 million year to date. Our NIBT margins increased from 6.1% in the first three quarters of 2005 to 7.1% in the same period this year.

We have experienced double-digit growth across all of our user business lines. The corporate outsourcing business and brokerage business continue to drive strong growth for our Global Services business overall. The user revenues have grown 22% year to date while our investor revenues grew by 4% for the year-to-date comparisons. For the quarter, Global Services revenues were up 12% with user project management growth of 35% and facilities management growth of 14%.

Net income before tax was up 24% to $16.4 million, and our Global Services EBITDA number was up 30% to $20.1 million. NIBT margins improved from 6.3% to 7% for the third quarter.

On the user side, revenue was up 19% for the quarter, evidence of strong demand for our outsourcing services. The user revenues were led by Corporate Advisory Services, up 36% on a year-to-date basis.

Key drivers for our CAS business include two main factors. Number one, securing new corporate clients for transaction management; and, number two, increasing our CAS workforce. We continue to perform well in both of these areas. During the quarter, we completed significant Corporate Advisory Services assignments, representing Fidelity Real Estate Company, Ryder Systems and Tufts Health Plan, along with other notable transactions.

Our Facilities Management revenues were up 14%, and our Corporate Project management revenues were up 19% on a year-to-date basis.

This quarter we announced a long-term contract with Pacific Gas & Electric Company for building management, project management and strategic services for their 6.5 million square feet of office, service center and other facilities throughout Northern and Central California.

Three key metrics have grown year over year — our square footage under management, brokerage headcount and the number of project managers within our network. Property management square footage has increased 8% due to recent wins. Facilities Management square footage has increased 12%, and our brokerage headcount has increased 10%.

Our corporate project management business also continues to be a major differentiator for our suite of services, now boasting over 1,000 project managers in our network.

On the investor side, revenues were up 4% overall on a year-to-date basis. Revenue growth was led by brokerage revenues, up 9%, which includes both capital markets and project leasing revenues.

I would note that we also had growth in our capital markets activity that is reported on the user side. Our capital markets group completed a significant transaction throughout the quarter, including the sale-leaseback of the $460 million JPMorgan portfolio, consisting of 5.2 million square feet of office buildings.

As to other lines of business within our investor side, the institutional project management business showed growth of 9% year to date. Property management revenue was down 2% on a year-to-date basis, as this line has been relatively flat for the last few quarters.

We recently announced several new assignments from MetLife, including a property management and leasing assignment for three premier high-rise office buildings in Texas and Louisiana markets totaling 3.4 million square feet. Other key wins that we have announced were a management assignment totaling 10 million square feet of assets with preferred real estate advisers and management and leasing of 2.2 million square feet of property in Memphis, Birmingham and Nashville from In-Rel.

In closing, we remain focused on the execution of our business, serving our clients and providing a positive environment for our people. We’re very excited about the news that we announced earlier this week.

The combination of Trammell Crow Company and CB Richard Ellis will provide the strongest offering of services in the industry with the strongest people.

The Global Services segment of Trammell Crow Company will bring great talent, great clients to serve and deeper expertise.

Chris, I will turn it over to you.

 Chris Roth — Trammell Crow Company - President, Devl. & Inv. - East

 As Derek stated, the third-quarter results for our D&I business were consistent with our expectations and reflective of our second-quarter comments that we expected this year’s D&I results to be heavily weighted to the fourth quarter of this year. Today we remain confident that our D&I business will contribute meaningful profitability based on the deals we’ll harvest between now and year end. We also believe that the business is well-positioned for future profitability by virtue of the increase in activity we continue to experience.

To speak to the metrics in that regard, during the third quarter, we had 19 new starts that add up to 377 million comparing to 17 starts in the third quarter of last year for $335 million. Through the end of September, our starts total $1.5 million, significantly above last year’s total starts of $1.1 billion. So our pace of development production continues to grow. This volume of starts reflects broad progress in our business, including material growth in our initiatives that target specific industry and product areas, including health-care, acquisitions, airport distribution, student housing and office development.

We’re also making steady progress with our capital funds and programs, where notable successes have been achieved in our ING line industrial joint venture, our PFG and ING office development programs and our TCC Fund 6 Acquisition Fund.

Our total in-process development, as Derek said, of roughly $5.3 billion, is over double where we were just two years ago, and our pipeline remains strong at $2.7 billion. The combination of our in-process and pipeline inventory is now at a record level of $8 million, reflecting not only the improving market but, more importantly, in our opinion, the success of combining our initiatives, capital programs with our strong field network.

In summary, our results are in line with expectations, and we anticipate significant harvesting of transactions during this quarter, allowing the D&I business to be a strong contributor to our overall 2006 profit growth.

Bob Sulentic — Trammell Crow Company - Chairman, CEO

 Before we go to Q&A, I want to make a few comments on the pending combination of Trammell Crow Company with CB Richard Ellis.

I will tell you I am thrilled with this outcome, and the reason I am thrilled is because I think all three of our constituent groups, all three of our primary constituent groups, are extremely well served. Obviously, anytime you sell the enterprise you start with the investors, and we will be selling Trammell Crow Company at a price that will result in very good returns for our investors. So we are extremely pleased with that.

Secondly, our clients. And we have noted for several years now that our top priority is to provide great service to our clients. We’re joining a company that shares that top priority, and in doing so, we’re joining a platform the breadth and depth of which are already the largest in the industry. When this combination is done, it will be unlike anything the industry has ever seen. Frankly, if you went back a few years I suspect nobody in the industry thought that a platform like this would ever be created.

Notably, it will be the most comprehensive and capable global platform the industry has ever seen. This platform will be riveted on customer service.

With regard to the people, our people, we start with a larger base of customers. Our people live off the base of customers that they can serve. That base of customers will be dramatically larger than it was before and provide great opportunities for our people to do what they love to do, and that is to serve those customers. They will have more resources to serve those customers, and they will have a myriad of career opportunities in this larger global organization. So we’re really excited for our investors, for our clients and for our people.

Before we go onto Q&A, I want to specifically thank the people of Trammell Crow Company that have brought us to this point and made it possible. I think their future is brighter than it has ever been before, and their contributions to date have led us to this point. We will have many opportunities to thank our people over the coming months.

With that, let’s go ahead and open it up to Q&A.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Will Marks of JMP Securities.

 Will Marks — JMP Securities - Analyst

 First of all, I just want to congratulate everyone. I feel like I’ve been hanging around you guys for a while. My first meeting, I think, was back right after you went public and meeting with your predecessor, Bob, and coming out from California and seeing a bunch of tobacco chewing Dallas guys. I was a little bit in shock, but I’ve been heavily rewarded, so thank you. You guys have really made me happy, so thanks for that.

And I did want to ask the question about Global Services. I think I heard JLL talk about how, on a global basis, they win 70% of the bids or the RFP’s they submit. I’m wondering how you look at this and is it going to be a competition between two companies going forward, or is it possible for anyone else to compete?

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 First of all, there’s lots of different ways to count what happens in the outsourcing arena and who wins. And as you know, there’s just no good statistics. I will tell you that Trammell Crow Company has won more than its share of that business. And Trammell Crow Company’s outsourcing platform — the marketing and execution will lead that effort in the combined CB Richard Ellis platform. That’s one of the things that the leadership of CBRE looked for in terms of joining the two companies.

As is the case with everything we do, this is a fragmented sector. There are many companies providing outsourcing services. There are many companies providing brokerage services. There are many companies providing building management and project management services. So we don’t think for one minute it’s a two-horse race, and we think it would be very dangerous from a competitive perspective for us to be lulled into believing that.

Whenever we go into just to try to win this business, there’s a long list of competitors. Good news is, we’re almost always on that list, and we think that we’re going to have to continue to compete with the group of people that we have always had to compete with to succeed. I do believe that the combination of our outsourcing business and CBRE’s exceptional global platform is going to make us stronger. We are counting on that, and that is one of the bets we’re making here. There will be a very strong field of competitors out there; there’s no doubt about it.

 Will Marks — JMP Securities - Analyst

 Are you seeing or can you give any examples of the strong corporate relationships you have that you just couldn’t take overseas, where maybe the Savills relationship helped but it didn’t — it wasn’t exactly what was needed?

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 We won’t be able to comment specifically on — as you know, we have never been able to talk specifically on the work we do for our big corporate customers, simply because we need their permission to do that. But there are circumstances and have been circumstances where a network that has the breadth and depth and capability of the CBRE network would have been advantageous to us and to our clients; there’s no doubt about it. There’s just not a network like that out there. That’s one of the things that compelled us to pursue this combination.

Operator

 Jennifer Pinnick from Morgan Stanley.

 Jennifer Pinnick — Morgan Stanley - Analyst

 I guess I can’t ask my why question, so I’ll let that wait till your SEC filings. But maybe if you could discuss a little bit about the cultural fit between the two companies?

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 I’ll start, and then I’ll let others here comment on that. I think the two cultures are very overlapping in server regards. First of all, they are both very entrepreneurial. The Company is large for our sector, but the spirit of the people is very entrepreneurial. That has always been kind of a hallmark of Trammell Crow Company.

Second, the focus on client service, very much front and center for both companies.

Third, and this is one of the things that has happened — happened with Trammell Crow Company over the years, as we have gotten larger; it has happened with CBRE as they have gotten larger. That is the expertise at integrating services so that we can provide complex solutions to customers.

So I think both cultures share those things. And I think as a result, I think this will be a combination that works very well. Bill or Mike, I don’t know if you went to add to that?

 Mike Lafitte — Trammell Crow Company - President, Global Services

 I would add both companies obviously have a very strong and lasting legacy in terms of where they have come from. I think about the loyalty factor that is embedded in both companies and certainly think about that. I think about the core values that we both hold up that are important to how we operate and in terms of just a spirit of integrity. That entrepreneurial spirit is certainly alive and well in both companies, and I think that will make for, also, a great match in terms of how we think about incentive compensation commission structures, all those things that are a very even match in terms of how we operate our respective businesses. So I think it’s very exciting.

I think the other idea is that we’re strong locally as well as an overlay with the functional expertise, so that in each market, the commitment of being really the best in class in that local market with the best in class overlay of the functional areas that we’re going to complete in is also a great match.

 Jennifer Pinnick — Morgan Stanley - Analyst

 Now you have had a couple of days since the announcement, can you talk to morale at the firm?

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 I’d say generally the morale is very strong. I think people are excited about the fact that they are going to — our people are excited about the fact that they are going to a platform that can do things that we simply couldn’t do. Obviously, when you combine two organizations there are going to be pockets of people that don’t yet know what the outcome for them is going to be, and they are going to have some concerns. Of course, you have the dynamic that we all see in our industry all the time, where the competitors see change coming, and they try to unnerve your people. There has been a little bit of that going on; I don’t think it has been getting much traction. But there’s certainly some of that going on.

But in general, our people are excited. I’ve talked with a lot of our people. Everybody in this room has talked to a lot of our people, and I think they know they are headed toward a circumstance that offers a lot more promise going forward. So on balance I think very, very good.

We have clearly been in close contact with our counterparts at CBRE, and they are reporting similar circumstances.

 Jennifer Pinnick — Morgan Stanley - Analyst

 Just one last question on D&I. I know you are not commenting on guidance, but is there any significant changes to your outlook for the year, for 2006, in D&I?

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 No significant change. But, Chris, you might want to give a little more color on that?

 Chris Roth — Trammell Crow Company - President, Devl. & Inv. - East

 No. I think that’s the answer, Jennifer, is we really don’t see a significant change.

Operator

 David Gold from Sidoti, you may ask your question.

 David Gold — Sidoti & Company - Analyst

 I certainly share my congratulations on the take-out price. A couple of questions, though, on your business. As we look at the quarter, and I know you commented, if we could talk a little bit about brokerage? I know you commented tough comps, but we are still sequentially down. I’m curious if you could speak to the mix there. If I remember right, it has been about 60% sales, sales versus leasing and what you’re kind of seeing out there.

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 Well, let me just take part of that. I think Mike wants to speak to it, too. As it relates to the brokerage in total, past and investor brokerage being significantly down, I think very modestly so versus second quarter of last year.

If you will look back, this is another thing I think that shows that the third quarter of ‘05 was a bit of an aberration. If you will look back at years ‘04, ‘03, ‘02 and just keep going backwards, you’ll see that in most years, in fact, on a sequential-quarter basis, third quarter is down from second quarter. Last year, to show kind of what an anomaly that was, I think total brokerage was up about $11 million, I think, something like that. So that’s — this year being just ever so slightly down from the second quarter, I don’t think, is out of line, really, with our historical experience. Mike, did you want to speak?

 Mike Lafitte — Trammell Crow Company - President, Global Services

 Well, when you look at the year-to-date numbers, which I think tell the bigger story, certainly, we’re up 24% overall in brokerage. The user side has certainly grown faster than the investor side. When you slice and dice the actual activities — because for users we do both leasing work as well as capital markets work.

The one kind of highlight or bright spot for us on the capital markets side, while the capital markets business and revenues are relatively flat for our investor customers, they are up very nicely for serving corporate customers, our user side. So when you break down that 24% year-to-date number, the components are all up. Capital markets is up the least; it’s up 13%, when you would — if you wanted to slice it by functional line, our tenant rep business gets embedded and our CAS line is up 31%; and our project leasing is up 25% year to date. Those combine to get to that 24% number.

So while we have seen the investment sales markets certainly still compare to 2005, which were incredibly healthy market, it is continuing to be a very, very active, deep market with significant allocations to real estate, still playing out in the marketplace. So we have still experienced great brokerage growth, good headcount growth and good production per broker increases this year.

 David Gold — Sidoti & Company - Analyst

 That’s helpful, thanks. Chris, on the development side, presumably I know we are pretty heavily weighted towards the fourth quarter. I’m just curious; to the extent you can comment — well, I guess if we look back at the harvesting over the last couple of years, the fourth quarter, we get some benefit of that. Would you think, hypothetically speaking, if you can talk to it, next year would be the same as the traditional with the heavy fourth-quarter weighting? Or do you think that, because of the harvesting, and we are 24-36 months out from the big ramp-up, that we start — that we could have some early harvesting earlier in the year next year than we might have this year?

 Chris Roth — Trammell Crow Company - President, Devl. & Inv. - East

 I’d say it’s possible that we would. I think, if you look at our business over the last ten years, it’s pretty consistently a fourth-quarter business. And we have anomalies where sales will occur midyear. Certainly, with the additional volume that we’re seeing, the possibility exists that that could occur. But I would still tend to give guidance that we tend to be a fourth-quarter business.

Operator

 (OPERATOR INSTRUCTIONS). There are no further questions, sir.

 Bob Sulentic — Trammell Crow Company - Chairman, CEO

 Well, thank you very much. We appreciate all of you joining us for all these quarterly calls over the years. I would say I welcome you to the next call, but there’s a reasonable chance there won’t be a next call. If there is, we look forward to seeing you. If not, thanks for the time you spent following us.

Operator

 This concludes your conference call. Thank you for joining. You may now disconnect.

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This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.

The proposed merger will be submitted to the Company’s stockholders for their consideration, and the Company will file with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company at the SEC’s Internet Site (http://www.sec.gov). Copies of the proxy statement can also be obtained without charge, by directing a request to: Trammell Crow Company, 2001 Ross Avenue, Suite 3400, Dallas, Texas, 75201, or via telephone at (214) 863-3000.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.